Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended September 30, 2024

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)
Domestic(5)	$147,762	$149,400	$644	5.23%	$6,767	4.53%	N/A	N/A
Consumer Banking:
Auto	75,330	75,505	122	1.94	4,237	5.61	$685	0.91%
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(1)Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.
(2)30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(3)Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)Period-end loans held for investment and average loans held for investment include billed finance charges and fees. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. Billed finance charges and fees that are ultimately uncollectible are reflected as a reduction in revenue and not included in our net charge-offs.
(5)The termination of our Walmart program agreement, effective May 21, 2024, increased the Domestic Card net charge-off rate by 36 basis points for September 2024. Excluding this impact, the Domestic Card net charge-off rate would have been 4.87%.